Exhibit (h)(3)

MASTER ACCOUNTING SERVICES AGREEMENT

This AGREEMENT is made as of March 31, 2025 by and among each management investment company identified on Appendix A hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 8.5 below shall hereinafter be referred to as a “Fund” and are sometimes collectively hereinafter referred to as the “Funds”), and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 1 Congress Street, Boston, Massachusetts 02114-2016 (the “Accounting Agent”).

WHEREAS, each Fund desires to retain the Accounting Agent to perform certain fund accounting and recordkeeping services;

WHEREAS, each Fund may or may not be authorized to issue common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Fund so authorized intends that this Agreement be applicable to its series of Shares (as identified on Appendix A hereto (such series together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 8.6 below, shall hereinafter be referred to as the “Portfolio(s)”));

WHEREAS, each Fund not so authorized intends that this Agreement be applicable to it and that all references hereinafter to one or more “Portfolio(s)” shall be deemed to refer to such Fund(s); and

WHEREAS, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Duties of the Accounting Agent.

Section 1.1. Books of Account.

The Accounting Agent shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund’s currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Accounting Agent (a “governing document”):

-	Record general ledger entries;

-	Accrue/calculate daily expenses;

-	Calculate daily income;

-	Reconcile daily activity to the trial balance;

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-	Calculate net asset value; and

-	Prepare account balances.

Each Fund shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund’s governing document and shall supply the Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, the Accounting Agent shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Accounting Agent shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Accounting Agent.

Section 1.2. Records.

The Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the Investment Company Act of 1940, as amended, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Accounting Agent, and at such other time as requested by the Fund and agreed to by the Accounting Agent, be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 3 below, the Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

Section 1.3. Delegation

The Accounting Agent shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein, other than services required by applicable law to be performed by the Accounting Agent, or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Funds. The Accounting Agent shall be responsible for the acts and omissions of any such Delegate so employed as if the Accounting Agent had committed such acts and omissions itself. The Accounting Agent shall be responsible for the compensation of its Delegates.

Section 2. Duties of Each Fund.

Section 2.1. Delivery of Information.

Each Fund shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent’s performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

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The Accounting Agent is authorized and instructed to rely upon the information it receives from the Fund or any third party. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Fund.

Section 2.2. Proper Instructions.

The Fund or any other person duly authorized by the Fund shall communicate to the Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Directors or Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between a Fund or its third-party agents (each, a “Third Party Agent”) and the Accounting Agent by electro-mechanical or electronic devices, provided that such Fund and the Accounting Agent agree to security procedures. The Accounting Agent may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the applicable Fund. Oral instructions shall be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Fund shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent’s performance pursuant to this Agreement.

Section 3. Standard of Care; Limitation of Liability.

The Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by the Funds, and shall be without liability for any action taken or omitted by it in good faith without negligence or willful misconduct, including, without limitation, acting in accordance with any Proper Instruction. It shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Without in any way limiting the generality of the foregoing, each of the Accounting Agent and the Fund shall in no event be liable for any loss or damage arising from causes beyond its control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

The Accounting Agent shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to a Fund’s use of the accounting services or the performance of or failure to perform the Accounting Agent’s obligations under this Agreement. The Fund shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to the performance of or failure to perform the Fund’s obligations under this Agreement.

Each Fund, any Third Party Agent or Authorized Price Sources from which the Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the

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accounting services provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and each Fund agrees to make no claim against the Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Accounting Agent’s reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund or any Third Party Agent to provide it with the information required by Section 2.1 above. Further, and without in any way limiting the generality of the foregoing, the Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Accounting Agent’s duties hereunder by reason of the Accounting Agent’s reliance upon records that were maintained for any Fund by any entity other than the Accounting Agent prior to such Fund’s appointment of the Accounting Agent pursuant to this Agreement.

Each Fund agrees to indemnify and hold the Accounting Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney’s fees, suffered by the Accounting Agent and caused by or resulting from the acts or omissions of such Fund or any third-party engaged or employed by the Fund whose services the Accounting Agent must rely upon in performing services hereunder, unless such expense, loss, damage or claim results from the negligence or willful misconduct of the Accounting Agent.

Each Fund acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

Section 4. Reserved.

Section 5. Compensation of Accounting Agent.

The Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Accounting Agent, as agreed upon from time to time between the Fund and the Accounting Agent.

Section 6. Term of Agreement.

This Agreement shall become effective as of its execution, shall continue in full force and effect for an initial term ending March 31, 2028 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred twenty (120) days prior to the expiration of the Initial Term or any

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Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction; provided, however, that this Agreement may, at the sole option of the Accounting Agent, be terminated (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable) without prior notice by the Accounting Agent in the event of any termination of any Fund’s custodial services agreement with State Street Bank and Trust Company (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable).

Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

Upon termination of the Agreement or termination of its coverage with respect to any Fund, such Fund shall pay to the Accounting Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Fund with respect to a coverage termination) and shall likewise reimburse the Accounting Agent for its costs, expenses and disbursements.

Section 7. Successor Agent.

If a successor agent for any Fund shall be appointed by a Fund, the Accounting Agent shall upon termination deliver to such successor agent at the office of the Accounting Agent all properties of such Fund held by it hereunder. If no such successor agent shall be appointed, the Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

Section 8. General.

Section 8.1. Massachusetts Law to Apply. This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

Section 8.2. Prior Agreements. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between any Fund party hereto and the Accounting Agent relating to fund accounting and recordkeeping services regarding such Fund.

Section 8.3. Assignment. This Agreement may not be assigned by (a) a Fund without the prior written consent of the Accounting Agent or (b) by the Accounting Agent without the prior written consent of the Funds, except that the Accounting Agent may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Accounting Agent.

Section 8.4. Interpretive and Additional Provisions. In connection with the operation of this Agreement, the Accounting Agent and the Funds may from time to time agree on

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such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Section 8.5. Additional Funds. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof with respect to such Fund.

Section 8.6. Additional Portfolios. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

Section 8.7. Remote Access Services Addendum. Each Fund and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto as Exhibit B.

Section 8.8. Amendment. This Agreement may be amended by a written agreement executed by both parties.

Section 8.9. Notices. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered or electronic mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Funds:	c/o Lazard Asset Management LLC 30 Rockefeller Plaza New York, NY 10112 United States of America Attention: Frank Aiello Telephone: 212-632-6486

To the Accounting Agent:	State Street Bank and Trust Company 1 Congress Street Boston, MA 02114-2016 Attention: Julie Fisher, Senior Vice President Telephone: 617-655-4688
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Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of electronic mail or telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

Section 8.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

Section 8.11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 8.12. Reproduction of Documents. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.13. Regulation GG. Each Fund hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Fund hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Accounting Agent pursuant to this Agreement or otherwise between or among any party hereto.

Section 8.14. Data Privacy. The Accounting Agent will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

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Section 8.15. Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Accounting Agent (which term for purposes of this Section 8.15 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Accounting Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Accounting Agent and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any confidential information of a Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Accounting Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish, or otherwise distribute to third-parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as: (i) the Data is combined or aggregated with (A) information of other Funds of the Accounting Agent and/or its Affiliates and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund; (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators; and (iii) the Accounting Agent publishes or otherwise distributes to third-parties only the Indicators and under no circumstances publishes, makes available, distributes or otherwise discloses any of the Data to any third-party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) Each Fund acknowledges that the Accounting Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 8.15 shall limit the confidentiality and data-protection obligations of the Accounting Agent and its Affiliates under this Agreement and applicable law. The Accounting Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 8.15 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Remainder of Page Intentionally Left Blank

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SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

EACH MANAGEMENT INVESTMENT COMPANY SET FORTH ON APPENDIX A HERETO

By:	/s/ Mark R. Anderson
Name: Mark R. Anderson
Title: Managing Director, General Counsel

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Julie Fisher
Name: Julie Fisher
Title: Senior Vice President

[Signature Page]

APPENDIX A

Management Investment Companies and Portfolios Thereof, if any

Lazard Active ETF Trust

Lazard Emerging Markets Opportunities ETF

Lazard Equity Megatrends ETF

Lazard International Dynamic Equity ETF

Lazard Japanese Equity ETF

Lazard Next Gen Technologies ETF

[Appendix A]

EXHIBIT A

Form of Price Source Authorization

[Exhibit A]

EXHIBIT B
REMOTE ACCESS SERVICES ADDENDUM
TO MASTER ACCOUNTING SERVICES AGREEMENT

ADDENDUM to that certain Master Accounting Services Agreement by and among each management investment company identified on Appendix A thereto (“you” or the “Customer”) and STATE STREET BANK AND TRUST COMPANY, including its subsidiaries and affiliates (“State Street”). State Street has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, State Street maintains certain information in databases under State Street ownership and/or control that State Street makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide you, the Customer, and your designated employees, investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the written fee schedule in effect from time to time between the parties. You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

[Exhibit B – Remote Access Services Addendum]

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third party vendors will not be

[Exhibit B – Remote Access Services Addendum]

liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least one- hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

[Exhibit B – Remote Access Services Addendum]

This Addendum constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[Exhibit B – Remote Access Services Addendum]

SCHEDULE A

Information Required to be Supplied	Responsible Party
Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator

[Schedule A]